EXHIBIT 10.1

AMENDMENT TO 1

HSN, INC. NAMED EXECUTIVE OFFICER AND EXECUTIVE VICE PRESIDENT

SEVERANCE PLAN

Section 3.6 of the HSN, Inc. Named Executive Officer and Executive Vice President Severance Plan (the “Plan”), effective as of November 23, 2009, is hereby amended as follows:

1)	Effective September 13, 2017, Section 3.6 is deleted in its entirety and replaced with the following:

“3.6. Contingent Reduction of Payments to Comply with Section 280G.

(a)       If the Severance Payment payable to an Executive is contingent on a change in ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company (any such change, a “Change in Control”), as all such terms are defined in Section 280G of the Internal Revenue Code and the regulations thereunder (“Section 280G”), and if the present value of such Severance Payment, when added to the present value of all other payments to the Executive that constitute “parachute payments” as defined in Section 280G (such Severance Payment and other payments, collectively, “CIC Payments”), equals or exceeds the Executive’s “base amount” (as defined in Section 280G), then such CIC Payments shall be reduced until the present value of such CIC Payments is $1 less than three times the Executive’s base amount. Notwithstanding the foregoing, such reduction shall only apply if, by reason of such reduction, the Net After-Tax Benefit exceeds the Net After-Tax Benefit if such reduction were not made. “Net After-Tax Benefit” means the present value of the CIC Payments net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code and under applicable state and local laws. For purposes of this paragraph, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code.

(b)       Any reduction in the CIC Payments required under the preceding paragraph shall be implemented as follows: first, by reducing the Severance Payment; second, by reducing any other cash payments to be made to the Executive; third, by cancelling any outstanding performance-based equity awards whose performance goals were not met prior to the Change in Control; fourth, by cancelling the acceleration of vesting of any outstanding (i) performance-based equity awards whose performance goals were met prior to the Change in Control and (ii) service-vesting equity awards; and fifth, by reducing the Severance Benefits. In the case of the reductions to be made pursuant to each of the foregoing clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a parachute payment.”